Exhibit 99.2

                             FIRST AMENDMENT TO THE
                   GENERAL INSTRUMENT CORPORATION SAVINGS PLAN


          The General Instrument Corporation Savings Plan, as amended and restated effective January 1, 1998 (the "Plan"), is hereby amended as follows effective July 1, 1999, except as otherwise provided:


                                       I.

     Section 2.29 is amended effective January 1, 2000 or such earlier or later date as determined by the Investment Committee is its sole discretion (the "Elimination Date") to read as follows:

          2.29 "Investment Fund" means each pooled or commingled investment fund designated by the Investment Committee pursuant to Section 6.7, including a fund (the "Company Stock Fund") designated for investment in Company Stock


                                       II.

     Section 4.1(a)(1)(ii) of the Plan is amended effective July 1, 1999 to read as follows:

          (ii) if the Participant elected a six percent (6%) Matched Participant Contribution, an Unmatched Participant Contribution in an amount up to a maximum of six percent (6%) (in increments of one percent (1%)). The Company's Senior Vice President Administration and Employee Resources may, by written resolution, increase or decrease the maximum permissible Unmatched Participant Contribution percentage from time to time.


                                      III.

     Section 6.7 is amended effective as of the date of execution of this Amendment to add the following new paragraph to the end thereof:

          Notwithstanding any provision of the Plan to the contrary, the CommScope Stock Fund and the GSI Stock Fund shall be terminated effective January 1, 2000 or such earlier or later date as the Investment Committee may determine (the "Elimination Date"). As soon as practicable after the Elimination Date, the portion, if any, of each Participant's Account balance that is invested in the CommScope Stock Fund and the GSI Stock Fund shall be liquidated and reinvested among the remaining Investment Funds in accordance with the Participant's investment election under Section 6.10 in effect as of the Elimination Date. In the event the Participant does not have an investment election in effect under Section 6.10 as of the Elimination Date, the proceeds, if




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     any, from the liquidation of the Participant's interest in the Comm-Scope
     Stock Fund and GSI Stock Fund shall be reinvested in the Investment Fund or Investment Funds designated by the Investment Committee.


                                       IV.

     Section 6.9(c) is amended effective as of the Elimination Date to read as follows:

          (c) Direction of the Portion of the Employer Contribution Account Attributable to Shares of CommScope Stock and GSI Stock Transferred from the Old GI Plan. Notwithstanding Section 6.9(a) and subject to the last paragraph of Section 6.7, a Participant may elect to transfer all or part of that portion of the Participant's Employer Contribution Account that is attributable to

               (1) Shares of CommScope common stock that were transferred to the Participant's Employer Contribution Account from the Old GI Plan, and

               (2) Shares of GSI common stock that were transferred to the Participant's Employer Contribution Account from the Old GI Plan among the Investment Funds in accordance with such rules and procedures as the Administrative Committee may establish or adopt.


                                       V.

     Section 6.9(d) is deleted effective as of the Elimination Date.


                                       VI.

     Section 6.10 is amended effective as of the Elimination Date to read as follows:

          6.10 Investment Elections with Regard to Participant Contributions, Special Section 401(k) Contributions, Rollover Contributions and Trust-to-Trust Transfers. A Participant may direct the investment of his Participant Contributions, Special Section 401(k) Contributions, Rollover Contributions and amounts transferred in Trust-to-Trust Transfers to the Plan in accordance with such rules and procedures as the Administrative Committee may establish or adopt. A Participant's investment election made pursuant to this Section 6.10 shall continue in effect, notwithstanding any change in the amount of contributions to the Plan until such Participant shall change his investment election.

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                                      VII.

     Section 6.11 is amended effective as of the Elimination Date to read as follows:

          6.11 Investment Elections with Regard to Matched Participant Contribution Accounts, Unmatched Participant Contribution Accounts, Rollover Accounts and Trust-to-Trust Accounts. A Participant may transfer all or any portion of his Matched Participant Contribution Account, Unmatched Participant Contribution Account, Rollover Contribution Account and Trust-to-Trust Account balances among the Investment Funds in accordance with such rules and procedures as the Administrative Committee may establish or adopt; provided that no portion of the Participant's Account balances may be transferred to the Company Stock Fund pursuant to this Section 6.11 unless such Participant was an Eligible Employee at any time on or after May 1, 1993.


                                      VIII.

     Section 6.12 is amended effective as of the Elimination Date to read as follows:

          6.12 Special Provisions for Company Stock Fund. Notwithstanding any provision of this Article VI to the contrary, if the Special Fiduciary determines that a Participant's investment election (or failure to file an investment election) with respect to the Participant's Company Stock Fund is not "proper" under Section 403(c) of ERISA or appropriate in light of prudent investment standards (except considerations of diversification), the Special Fiduciary shall have absolute discretion at any time to require either the sale or continued holding of all or any portion of the Company Stock allocated to the Participant's Accounts without regard to the Participant's investment election (or failure to file an investment election) with respect to the investment of the Participant's Accounts in the Company Stock Fund.


                                       IX.

          Section 8.10(g) is amended effective as of the Elimination Date to read as follows:

          (g) To appoint and remove, as it deems advisable, one or more Special Fiduciaries who shall be independent of the Company and who may be the Trustee, or an investment manager or ancillary trustee appointed in accordance with the terms of the Trust Agreement.

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                                       X.

         Except as set forth herein, the Plan shall remain in full force and effect.

         Executed this 1st of July, 1999



                                      GENERAL INSTRUMENT CORPORATION




                                 By:  /s/ Scott A. Crum
                                      Senior Vice President Administration and
                                      Employee Resources

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